Exhibit 99.2

Dear Shareholder,

I am enclosing two press releases, which we recently issued with regard to our financial performance and our acquisition of the two banking offices in Streator, Illinois, currently operated by First Midwest Bank.  I also wanted to take this opportunity to bring you up to date on our pending performance and business for the first half of the year 2003.

First, our much-anticipated new branch in Morris, Illinois, was officially opened for business on July 21.  Technically, we were able to receive our initial deposits on July 17.  However, we wanted to make sure that we would be able to handle any customer traffic and that all of our facilities and equipment would be in top-notch condition for our official opening date.  We hosted a reception for members of the Grundy County Chamber of Commerce and other local officials on that date.  If you have not had a chance to visit our facility in Morris, I would especially invite you to do so.  We are very proud of the up-to-date technology, efficiency, and image that we are projecting to the community of Morris.  We have nine new employees, all from the Morris and Seneca areas, who will assist us in providing outstanding customer service in this new area.  We are very excited about our prospects in Morris.

As we disclosed in the enclosed press release, our earnings for the first half of 2003 increased by 35% over the first half of 2002.  For those of you who were unable to attend our annual shareholders meeting in May, I pointed out at that time that we had made significant improvements in 2002 in terms of our net interest margin, loan quality and personnel.  At that time, I stated that all of our trends were positive and we continue in that belief.

As the oldest financial institution in LaSalle County, and as one of the strongest banks in the state, we are also excited about our ability to bring our style of community banking to the community of Streator.  Assuming that this transaction proceeds as scheduled, anticipated closing is prior to the end of this year. We are pleased with the addition of customers and employees in Streator, which should help in our efforts to enhance shareholder value.  We consider ourselves fortunate indeed to be able to obtain a viable thriving banking business in Streator, Illinois with the professionalism and experience of the professional bankers in that area who have a long record of providing quality customer service to the customers and community of Streator, Illinois.

Lastly, we have purchased a parcel of real estate in Yorkville, immediately adjacent to the new Kendall County government complex.  This parcel of land, less than one acre in size, will accommodate a small banking facility.  We have yet to apply for permission to open a branch there, but this will be our next location for growth and expansion after Morris and Streator.

We expect that there will be some growing pains along the way, as all of these expansions of our business are incorporated into our financial statements.  Nevertheless, we believe that our new branch in Morris, our acquisition of branches in Streator, the construction of a branch in the Yorkville/Plano area, and any other future expansion will serve to utilize your capital investment in our company and ultimately enhance the value of your shares.

We are very excited about the opportunities that lay ahead, we hope you share our excitement, and please feel free to contact me or any other officer of the bank at any time about these or other matters.

Very Truly Yours,

Joachim J. Brown

President and Chief Executive Officer